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                                                                       EXHIBIT 5
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                          GOODMAN PHILLIPS & VINEBERG
                            SOCIETE EN NOM COLLECTIF
                            BARRISTERS & SOLICITORS

   1501 MCGILL COLLEGE AVENUE . 26TH FLOOR . MONTREAL, QUEBEC CANADA H3A 3N9
              TELEPHONE (514) 841 6400  TELECOPIER (514) 841 6499


                                         March 22, 2000

Optimal Robotics Corp.
4700 De la Savanne
Suite 101
Montreal, Quebec
H4P 1T7

     Re:  Registration Statement on Form F-3 for 2,300,000 Class "A" shares
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Gentlemen:

     We have examined the Registration Statement on Form F-3 filed on February 24, 2000 (Registration No. 333-31044), Amendment No. 1 thereto (filed on March 7, 2000) and Amendment No. 2 thereto (filed on March 22, 2000) (the said Registration Statement, as heretofore amended and as it may hereafter be amended from time to time being herein called the "Registration Statement") filed by Optimal Robotics Corp., a Canadian corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 Class "A" shares of the capital of the Company ("Common Shares"), of which 675,000 Common Shares will be offered by the selling shareholders mentioned in the Registration Statement (the "Selling Shareholders"), and up to an additional 300,000 Common Shares which may be offered by the Company pursuant to the over-allotment option to be granted to the Underwriters named in the Registration Statement.

     As your counsel, we have examined the Company's Articles of Continuance and By-Laws and the records of certain corporate proceedings taken by the Company in connection with the issuance and sale of the Common Shares.

     We are qualified to practice law only in the Province of Quebec, Canada and do not purport to be experts on any laws other than the laws of the Province of Quebec and the federal laws of Canada applicable therein. In expressing the opinions set forth herein, we have not made any examination of the laws of any jurisdiction other than Canada and the Province of Quebec. Accordingly, none of the opinions expressed herein relates to compliance with, or the matters governed by, the laws of any jurisdiction, except Canada and the Province of Quebec.

     Based upon and subject to the foregoing and in reliance thereon, we are of the opinion that:

1. the 1,325,000 Common Shares to be sold by the Company, when issued and sold for value in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable;

2. the 675,000 Common Shares to be sold by the Selling Shareholders are, or to the extent that they are to be issued upon the exercise of share purchase options or warrants, when issued for value by the Company upon the due exercise by the Selling Shareholders, in accordance with their terms, of options or warrants to acquire such shares, will be, legally and validly issued, fully paid and non-assessable; and


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     [CONTINUATION LETTERHEAD OF GOODMAN PHILLIPS & VINEBERG APPEARS HERE]


3. the 300,000 Common Shares to be sold by the Company upon the exercise of the Underwriters' over-allotment option, when issued and sold for value in the manner described in the Registration Statement upon the due exercise of the Underwriters' over-allotment option in accordance with the terms thereof, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                         Yours very truly,

                                         /s/ Goodman Phillips & Vineberg